SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 16, 2007

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

1700 Perimeter Park Drive, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 16, 2007, Salix Pharmaceuticals, Inc. entered into a License Agreement with Dr. Falk Pharma GmbH, a German corporation. Under the Agreement, Salix granted Falk an exclusive royalty-bearing license to use and develop Salix intellectual property and product data related to DIACOLTM 1500 mg Tablets (the “Product”) in 28 territories in Europe, a non-exclusive option to market the Product in Italy and France, and a non-exclusive license to manufacture the Product worldwide for sale in the territories. Salix also granted Falk an exclusive license to trademarks, including DIACOLTM, VISICOLTM and OSMOPREPTM, for use in connection with the Product. Falk cannot sublicense without Salix’s approval under the Agreement. Falk is also obligated to use all reasonable efforts to obtain marketing authorization in the territories and option countries.

As consideration for the licenses granted to Falk, Salix may receive up to US$4,000,000 in milestone payments, as well as royalty payments based on product sales. Falk made the first milestone payment of US$1.5 million upon execution of the Agreement.

The term of the Agreement continues until the later of the date on which the Product ceases to be the subject of a Salix patent in the territories and 17 years from the effective date of the Agreement. However, Falk may terminate the Agreement upon two years notice if Falk determines that it is no longer commercially valuable to sell the Product in the territories and Falk discusses such circumstance with Salix. In that case, Salix may also modify the minimum royalty payments that Falk must pay under the Agreement. If Falk suffers a change in control, it must promptly notify Salix and, within 30 days of such notice, Salix may terminate the Agreement upon four months notice to Falk. However, the Agreement will not terminate if Falk pays Salix a non-termination payment within such four month notice period. Either party may terminate the Agreement at any time due to a material breach, subject to a 60-day cure period.

A copy of the press release announcing the Agreement is attached to this current report on Form 8-K as exhibit 99.1. A copy of the Agreement will be filed as an exhibit to Salix’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2007.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
99.1	Press release dated April 17, 2007 announcing the License Agreement between Salix Pharmaceuticals, Inc. and Dr. Falk Pharma GmbH.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.
Date: April 17, 2007
/s/ Adam C. Derbyshire
Adam C. Derbyshire
Senior Vice President and Chief Financial Officer

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